EXHIBIT 99.1

NEWS RELEASE

Contacts:	Dennard • Lascar Associates
Jack Lascar, Managing Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Receives Notice Regarding NYSE Listing Criteria

HOUSTON, April 25, 2014 — Hyperdynamics Corporation (NYSE: HDY) today announced that the New York Stock Exchange (“NYSE”), notified the Company on April 24, 2014, that the Company had fallen below the NYSE’s continued listing standards because the Company’s average global market capitalization has been less than $50 million over a consecutive 30 trading-day period and its stockholders’ equity is less than $50 million.

In accordance with NYSE procedures, the Company has notified the NYSE that it will submit a business plan within 45 days from receipt of the NYSE notice that demonstrates the Company’s ability to regain compliance within 18 months.  Upon receipt of the plan, the NYSE has 45 days to review and determine whether the Company has made a reasonable demonstration of an ability to come into conformity with the relevant standards within the 18-month period.  The NYSE will either accept the plan, at which time the Company will be subject to ongoing monitoring for compliance with this plan, or the NYSE will not accept the plan and the Company will be subject to suspension and delisting proceedings.  If the NYSE accepts the plan, the Company’s shares would continue to be listed and traded on the NYSE during the 18-month cure period, subject to compliance with other NYSE continued listing standards, including common stock price criteria.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements that include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the SEC. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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